EXHIBIT 4.3.1

        SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 7, 2005, among UCAR Holdings V Inc. (the “Additional Guarantor”), a California corporation and a subsidiary of GrafTech International Ltd., a Delaware corporation (or its permitted successor) (the “Company”), the other Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as Trustee under the Indenture (the “Trustee”).

W I T N E S S E T H

        WHEREAS, the Company and the other Guarantors have heretofor executed and delivered to the Trustee an indenture, dated as of January 22, 2004 (as the same may be amended or supplemented, the “Indenture”), providing for the issuance of an aggregate principal amount of $225,000,000 of 1 5/8% Convertible Senior Debentures (the “Debentures”);

        WHEREAS, Section 4.10 of the Indenture provides that under certain circumstances the Company shall cause the Additional Guarantor to execute and deliver to the Trustee a Debenture Guarantee Agreement pursuant to which the Additional Guarantor will Guarantee payment of the Debentures on the same terms and conditions as those set forth in Article 14 of the Indenture; and

        WHEREAS, pursuant to Section 10.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

        NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Additional Guarantor, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Debentures as follows:

        SECTION 1. Capitalized Terms. Terms used herein but not defined shall have the meanings assigned to them in the Indenture.

        SECTION 2.  Guarantee. The Additional Guarantor hereby unconditionally and irrevocably guarantees on an unsecured basis, as a primary obligor and not merely as surety, jointly and severally with the other Guarantors, to each holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of and interest on the Debentures when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all other monetary obligations of the Company under the Indenture, including obligations to the Trustee, and the Debentures, whether for payment of principal of or interest on the Debentures, and all other monetary obligations of the Company under the Indenture and the Debentures, and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company, whether for fees, expenses, indemnification or otherwise, under the Indenture and the Debentures (all the foregoing being hereinafter collectively called, the “Guaranteed Obligations”).

        The Additional Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Additional Guarantor. and that the Additional Guarantor will remain bound under this Supplemental Indenture notwithstanding any extension or renewal of any Guaranteed Obligation.

        The Additional Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. The Additional Guarantor waives notice of any default under the Debentures or the Guaranteed Obligations. The obligations of the Additional Guarantor hereunder shall not be affected by (a) the failure of any holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under the Indenture, this Supplemental Indenture, the Debentures or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, this Supplemental Indenture, the Debentures or any other agreement; (d) the release of any security held by any holder or the Trustee for the Guaranteed Obligations or any of them; (e) the failure of any holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (f) except as set forth in Section 7 of this Supplemental Indenture, any change in the ownership of the Additional Guarantor.

        The Additional Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Guarantors so that the Additional Guarantor’s obligations would be less than the full amount claimed. The Additional Guarantor hereby waives any right to which it may be entitled to have the assets of the Company first be used and depleted as payment of the Company’s or the Additional Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by the Additional Guarantor hereunder. The Additional Guarantor hereby waives any right to which it may be entitled to require that the Company be sued prior to an action being initiated against the Additional Guarantor.

        The Additional Guarantor further agrees that its Debenture Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any holder or the Trustee to any security held for payment of the Guaranteed Obligations.

        Except as expressly set forth in Sections 3 and 7 of this Supplemental Indenture, the obligations of the Additional Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Additional Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any holder or the Trustee to assert any claim or demand or to enforce any remedy under the Indenture, this Supplemental Indenture, the Debentures or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Additional Guarantor or would otherwise operate as a discharge of the Additional Guarantor as a matter of law or equity.

        The Additional Guarantor agrees that its Debenture Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. The Additional Guarantor further agrees that its Debenture Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

        In furtherance of the foregoing and not in limitation of any other right which any holder or the Trustee has at law or in equity against the Additional Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, the Additional Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the holders or the Trustee an amount equal to the sum of (1) the unpaid principal amount of such Guaranteed Obligations, (2) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (3) all other monetary obligations of the Company to the holders and the Trustee.

        The Additional Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. The Additional Guarantor agrees further, that, as between it, on the one hand, and the holders and the Trustee, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of the Additional Guarantor’s Debenture Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6 of the Indenture, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Additional Guarantor for the purposes of this Supplemental Indenture.

        The Additional Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any holder in enforcing any rights under this Section 2.

        Upon request of the Trustee, the Additional Guarantor shall execute and deliver such further instruments and so such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of the Indenture.

        SECTION 3.  Limitation on Liability. Any term or provision of this Supplemental Indenture to the contrary notwithstanding, (i) the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by the Additional Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Supplemental Indenture, as it relates to the Additional Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally and (ii) no waiver, modification, indulgence or circumstances shall, without the consent of the Guarantors, increase the principal amount of a Debenture or the interest rate thereon (and, if applicable, the premium or Make Whole Payment in respect thereof).

        SECTION 4.  Successors and Assigns. This Supplemental Indenture shall be binding upon the Additional Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the holders and, in the event of any transfer or assignment of rights by any holder or the Trustee, the rights and privileges conferred upon that party in this Supplemental Indenture and in the Debentures shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Supplemental Indenture.

        SECTION 5.  No Waiver. Neither a failure nor a delay on the part of either the Trustee or the holders in exercising any right, power or privilege under this Supplemental Indenture shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Supplemental Indenture at law, in equity, by statute or otherwise.

        SECTION 6.  Modification. No modification, amendment or waiver of any provision of this Supplemental Indenture, nor the consent to any departure by the Additional Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Additional Guarantor in any case shall entitle the Additional Guarantor to any other or further notice or demand in the same, similar or other circumstances.

        SECTION 7.  Release. Upon (i) the sale or other disposition (including by any merger or consolidation) of the Additional Guarantor with or into any Person where the Additional Guarantor is not the surviving entity of such merger or consolidation or (ii) the sale or other disposition of all or substantially all the assets of the Additional Guarantor (in each case other than a sale or disposition to the Company or an Affiliate of the Company), the Debenture Guarantee herein shall terminate and be of no further force or effect and the Additional Guarantor shall be deemed to be released from all obligations under this Supplemental Indenture without any further action on the part of the Trustee or the holders; provided, however, that such merger or consolidation, sale, conveyance or transfer shall comply with Article 11 of the Indenture. At the request and expense of the Company, the Trustee shall execute and deliver an appropriate instrument evidencing such release in the form provided by the Company.

        SECTION 8.  Governing Law. This Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York (including Section 5-1401 of the New York General Obligations Law or any successor to such statute).

SECTION 9.   No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Additional Guarantor shall not have any liability for any obligations of the Company under the Debentures or the Indenture or of the Additional Guarantor under its Debenture Guarantee, the Indenture or this Supplemental Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Debenture, each Debentureholder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Debentures.

        SECTION 10.  Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

        SECTION 11.  Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

        SECTION 12.  Contribution. The Additional Guarantor shall be entitled upon payment in full of all Guaranteed Obligations to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

        SECTION 13.  Execution and Non-Impairment. To further evidence its Debenture Guarantee, the Additional Guarantor agrees to execute a Debenture Guarantee to be endorsed on each Debenture ordered to be authenticated by the Trustee. The failure to endorse such Debenture Guarantee on any Debenture shall not affect or impair the validity thereof.

        IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

UCAR HOLDINGS V INC.

by: Name: Title:

GRAFTECH INTERNATIONAL LTD.

By: Name: Title:

GRAFTECH FINANCE INC.

By: Name: Title:

GRAFTECH GLOBAL ENTERPRISES INC.

By: Name: Title:

UCAR CARBON COMPANY INC.

By: Name: Title:

UCAR INTERNATIONAL TRADING INC.

By: Name: Title:

UCAR CARBON TECHNOLOGY LLC

By: Name: Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee,

by: Name: Title: